Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-4 No. 333-198596) of Remy International, Inc., and

(2)	Registration Statement (Form S-8 No. 333-186691) pertaining to the Omnibus Incentive Plan of Remy International, Inc.;
of our reports dated March 2, 2015, with respect to the consolidated financial statements and schedule of Remy International, Inc., and the effectiveness of internal control over financial reporting of Remy International, Inc., included in this Annual Report (Form 10-K) of Remy International, Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Indianapolis, Indiana
March 2, 2015